                                                                     Exhibit 8.1

                                  April 5, 2002

Boards of Directors
TierOne Corporation
TierOne Bank
13/th/ and N Streets
Lincoln, Nebraska 68508

Ladies and Gentlemen:

         You have requested our opinion regarding the material Federal income tax consequences of the conversion (the "Conversion") of TierOne Bank, formerly known as First Federal Lincoln Bank, from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Bank," in its mutual or stock form, as the sense of the context requires). In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by TierOne Corporation (the "Company"), a newly-organized Wisconsin-chartered corporation. For the reasons set forth below and based on your representations in a letter dated April 5, 2002 (the "Representation Letter"), it is our opinion that the proposed Conversion will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). Our opinion also addresses certain other Federal income tax consequences which follow from this conclusion.

         This opinion letter, including the opinions contained herein, is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and herein, and this opinion letter should be read in conjunction with the Accord. We express no opinion in this letter as to other Federal laws and regulations or as to laws and regulations of other jurisdictions or as to factual or legal matters other than as set forth herein.

         We have reviewed the Company's Registration Statement on Form S-1 relating to the proposed issuance of up to 18,250,500 shares of common stock, par value $.01 per share ("Common Stock"), the Prospectus contained therein, the Certificate of Incorporation and Bylaws of the Company, the existing mutual and proposed federal stock charter of the Bank, the Plan of Conversion of the Bank and such other corporate records and documents as we have deemed relevant for the purposes of this opinion. In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set

Boards of Directors
April 5, 2002
Page 2

forth in the Company's Registration Statement on Form S-1 and the Bank's Plan of Conversion. Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Plan of Conversion.

                                      FACTS
                                      -----

         The Bank is a federally chartered mutual savings bank which conducts business from its main office located in Lincoln, Nebraska. At December 31, 2001, the Bank had total assets of $1.6 billion, deposits of $1.1 billion and retained earnings of $121.8 million. The Bank is subject to the jurisdiction of the Office of Thrift Supervision. Additionally, the Bank is subject to regulation by the Federal Deposit Insurance Corporation. The Bank is a member of the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank of Topeka ("FHLB"), which is one of the 12 regional banks comprising the FHLB System.

         As a mutual savings bank, the Bank has no capital stock. Each depositor has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based on the balance in his or her deposit account. This ownership interest is tied directly to the depositor's deposit account, and the depositors ordinarily would be unable to realize the value of their ownership, except in the unlikely event that the Bank were to be liquidated. In such event, the depositors would share pro rata in any residual net worth after other claims, including those of depositors for the amount of their deposits, are paid.

         The Company is a recently-formed Wisconsin corporation which will acquire all of the to-be-outstanding capital stock of the Bank upon consummation of the Conversion and, thereby, become a holding company. The Company shall purchase all of the capital stock of the Bank with a portion of the net proceeds from the Conversion.

         On April 2, 2002, the Board of Directors of the Bank adopted a Plan of Conversion (the "Plan of Conversion"). The purpose of the Conversion is to enable the Bank to issue and sell shares of its capital stock to the Company and enhance both the equity capital base of the Bank and the Bank's capability to meet the borrowing and other financial needs of the communities it serves. The use of the holding company format will provide greater organizational flexibility and the ability for possible diversification. Pursuant to the Plan of Conversion, nontransferable rights to subscribe for shares of Common Stock have been granted, in order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 2000 ("Eligible Account Holders"), (ii) the Company's employee stock ownership plan ("ESOP"), (iii) depositors of the Bank with account balances of $50.00 more as of the close of business on the to-be established supplemental eligibility record date (as such term is defined in the Plan of Conversion "Supplemental Eligible Account Holders"), (iv) depositors of the Bank as of the close of business

Boards of Directors
April 5, 2002
Page 3

on a to be established voting record date ("Other Members"), and (v) officers, directors and employees of the Bank, subject to the limitations described therein (the "Subscription Offering"). In the event that there are any shares which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares for sale in a community offering (the "Community Offering"). If necessary, any Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public, giving preference to persons who reside in the counties in the counties in Nebraska, Iowa and Kansas in which the Bank has offices, on a best efforts basis by a selling group of broker-dealers managed in a syndicated community offering (the "Syndicated Community Offering").

         We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering, with the price to be paid for the Common Stock being equal to the value determined by an independent appraiser. We also note that Keller & Company has issued an opinion dated April 5, 2002 stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to eligible subscribers in lieu of non-transferable subscription rights or to eligible subscribers who fail to exercise such rights. As a result, at the time the subscription rights are granted, we believe that it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no ascertainable value.

         The Company is filing the Registration Statement on Form S-1 to register its Common Stock under the Securities Act of 1933 pursuant to which it will offer for sale shares of its Common Stock. The Common Stock will be offered for sale in a Subscription Offering pursuant to subscription rights which will be nontransferable and will be issued without payment therefor. The recipients will not be entitled to receive cash or other property in lieu of such rights. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, and, if necessary, a Syndicated Community Offering. All shares of Common Stock will be sold at a uniform price based upon an independent valuation. The Registration Statement registers the shares of Common Stock to be sold for cash pursuant to the Plan of Conversion to Eligible Account Holders, the Employee Stock Ownership Plan, Supplemental Eligible Account Holders, Other Members and others in the Subscription Offering and the Community Offering and Syndicated Community Offering, if necessary (collectively, the "Conversion Shares").

         The Conversion will be effected only upon completion of the sale of all shares of Common Stock of the Company to be issued pursuant to the Plan of Conversion. The Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any other corporation, or to liquidate the Bank.

Boards of Directors
April 5, 2002
Page 4

         The Conversion will not affect the business of the Bank. Loans from the Bank will remain unchanged and retain their same characteristics after the Conversion. There is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for dispositions in the ordinary course of business.

         Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to voting and liquidation rights), as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in the final prospectus utilized in the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion. Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder's subaccount balance. An account holder's subaccount balance in the liquidation account will be determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in each depositor's account below the amount in the account as of the specified record date. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.

         In connection with the Plan of Conversion, the Bank will form a charitable foundation to be named the TierOne Charitable Foundation (the "Foundation"). The Foundation will be incorporated under Wisconsin law as a non-stock corporation, and the Company will make a charitable contribution of 500,000 shares of Common Stock to the Foundation. The Foundation will be dedicated to supporting charitable organizations within the communities served by the Bank. The Foundation will submit a request to the IRS to be recognized as an exempt organization under Code Section 501(c)(3).

                                LAW AND ANALYSIS
                                ----------------

         Section 368(a)(1)(F) of the Code provides that a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization ("Type F" reorganization). If a transaction qualifies as a Type F reorganization, it will generally be nontaxable to the corporation and its stockholders under related provisions of the Code.

Boards of Directors
April 5, 2002
Page 5

         In Rev. Rul. 80-105, 1980-1 C.B. 78, the Internal Revenue Service considered the Federal income tax consequences of the conversion of a Federal mutual savings and loan association into a state stock savings and loan association. The ruling concluded that the conversion qualified as a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F). The rationale for this conclusion is not clearly expressed in the ruling, but two factors are stressed. First, the changes at the corporate level other than the place of organization and form of organization were regarded as insubstantial. The converted association continued its business in the same manner and it had the same savings accounts and loans. The converted association continued its membership in the Federal Savings and Loan Insurance Corporation (replaced subsequently by the SAIF) and remained subject to the regulations of the Federal Home Loan Bank Board (which was replaced subsequently by the Office of Thrift Supervision). Second, the ruling states that the ownership rights of the depositors in the mutual company are "more nominal than real." Although the ruling does not explain the significance of this statement, subsequent administrative interpretations have indicated that the Internal Revenue Service believes these nominal rights are preserved in the liquidation account that is typically established for the depositors' benefit. This approach enables the Internal Revenue Service to distinguish the tax treatment of conversion transactions from the tax treatment of acquisitive transactions in which mutual companies acquire stock companies. See Paulsen v. Com'r, 469 U.S. 131 (1985);
                                   --- ----------------
Rev. Rul. 69-6, 1969-1 C.B. 104.

         The Internal Revenue Service has extended the holding of Rev. Rul. 80-105 to transactions similar to the one contemplated by the Bank and the Company, in which a conversion from mutual to stock form occurs simultaneously with the creation of a holding company. See e.g. private letter rulings numbered
                                        ---
9140014 and 9144031. While these rulings have no precedential value, they do indicate the current views of the Internal Revenue Service on the issues presented. Hanover Bank v. U.S., 369 U.S. 672, 686 (1962).
           --------------------

         In our opinion and based on your Representation Letter, the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, and the sale of its capital stock to the Company, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code because the transaction represents a mere change in the form of organization of a single corporation. There will be no change in the Bank's business or operations, nor in its loans and deposits, all of which will become loans and deposits of the converted Bank. The only significant difference between the assets of the Bank before and after the Conversion will be the infusion of new capital. An infusion of capital occurs in all conversion transactions, however, and had no effect upon the Internal Revenue Service's analysis in Rev. Rul. 80-105. The ownership rights of the depositors of the mutual Bank, which have nominal value, will be preserved through their interests in the liquidation account in the converted Bank. This account will be substantially the same as the liquidation account described in Rev. Rul. 80-105.

Boards of Directors
April 5, 2002
Page 6


         Because the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the conversion pursuant to Section 361 of the Code and Rev. Rul. 80-105, it is also our opinion that (i) no gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of Common Stock issued pursuant to the Plan of Conversion; (ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank in its mutual form; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor; (vii) the holding period for shares of Common Stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering; and (viii) the establishment of the Foundation by the Bank and the subsequent contribution of shares of Common Stock to the Foundation by the Company will not affect any of the foregoing opinions.

         It is further our opinion that it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and nontransferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank.

         We note, however, that the issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. We further note that in PLR 9332029, the IRS was requested to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion, and the IRS declined to express any opinion. If the nontransferable subscription rights to purchase Common Stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

         The opinions expressed above are limited to the income tax consequences of the Conversion under the Code and the regulations promulgated other thereunder. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service, existing judicial decisions as of the date hereof, your Representation Letter and the accuracy of the facts set forth herein. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion.

                                           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                           By:   /s/Raymond A. Tiernan
                                                --------------------------------
                                                Raymond A. Tiernan, a Partner